Exhibit 10.1
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     WHEREAS, Kellogg Company, a Delaware corporation (the “Company”), and                      (the “Employee”) previously entered into an employment agreement relating to Change in Control dated                      (the “Agreement”);
     WHEREAS, the Company and Employee now deem it desirable to amend the Agreement to make changes required under Section 409A of the Internal Revenue Code and to reduce the level of benefits payable thereunder;
     NOW, THEREFORE, the parties hereby agree that the Agreement shall be amended, effective as of the date of this Amendment, as follows:
     1. By adding the following paragraph to the end of Section 5(a)(1) of the Agreement:
     “The Company and Employee intend payment of the amounts specified in this Section 5(a)(1) to satisfy the short term deferral exception under Section 409A of the Internal Revenue Code of 1986. If for any reason it is determined that any payments under this Agreement are subject to Code Section 409A, then notwithstanding any provision of the Agreement to the contrary, and solely to the extent required by Code Section 409A, payment shall be delayed until the date which is 6 months after the Employee’s severance from employment with the Company.”
     2. Section 5(a)(1)(B) of the Agreement is hereby amended by deleting the phrase “(i) three and” and substituting the phrase “(i) two and”.
     3. Sections 5(a)(1)(C), 5(a)(2) and 5(a)(3) of the Agreement are hereby amended by deleting the phrase “three years” each place it appears in such sections and substituting the phrase “two years”; and by deleting the phrase “third anniversary” where it appears in Section 5(a)(3) and substituting the phrase “second anniversary”.
     4. Section 5(a)(4) of the Agreement is hereby amended by deleting such section in its entirety and substituting the following new Section 5(a)(4).
     “(4) the Company shall, at its sole expense as incurred, provide the Employee with outplacement services the scope and provider of which shall be selected by the Employee in the Employee’s sole discretion; provided, however, such outplacement services shall not be provided later than the last day of the second taxable year following the taxable year in which the Employee’s Date of Termination occurs; and”
     5. By adding the following sentence to the end of Section 8(b) of the Agreement:

“All actions required by this Section 8(b) shall be taken such that any amounts owed by the Company shall be paid as soon as practicable and in any event no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Employee remits the related taxes.”
6.	Except as expressly modified by this Amendment, the Agreement shall remain in full force once effective. In the event of any conflict between the terms of this Amendment and the Agreement, this Amendment shall control.
     IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused this Amendment to be executed in its name and on its behalf, as of the effective date set forth above.

EMPLOYEE

KELLOGG COMPANY

By